June 20, 2013 11:30 ET

Air Industries Group, Inc. announces quarterly dividend

BAY SHORE, NY--(Marketwire – June 20, 2013) - Air Industries Group, Inc. (NYSE MKT: AIRI) today announced that its Board of Directors approved the payment of its quarterly cash dividend to its shareholders.

A quarterly dividend of $0.0625 per common share will be paid on or about July 5, 2013, to all shareholders of record as of the close of business on July 1, 2013. Future dividends will be subject to Board and our Senior Lender’s approval.

Mr. Michael Taglich, Chairman of the Board of Air Industries Group, commented: “We remain confident in the Company’s position and are pleased to pay our third quarterly dividend. We intend to continue doing so long as it is prudent and possible to do so. We are delighted that we can deliver dividend income to shareholders as we continue to reduce our debt.”

For additional information, please call 631.881.4913 or ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group, Inc.
631.881.4913
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